Exhibit 99.3
January 26, 2010
CONSENT OF BARCLAYS CAPITAL INC.
We hereby consent to (i) the inclusion of our opinion letter, dated October 31, 2009, to the Board of Directors of Encore Acquisition Company (the “Company”), as Annex B to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Denbury Resources Inc. (“Denbury”), as filed by Denbury on January 26, 2010 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Denbury and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings (a) SUMMARY — Opinions of Financial Advisors, (b) THE MERGER — Background of the Merger, (c) THE MERGER — Reasons for the Merger — Encore, (d) THE MERGER — Financial Projections (e) THE MERGER — Opinion of Encore’s Financial Advisor and (f) LIST OF ANNEXES — Opinion of Barclays Capital Inc.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, BARCLAYS CAPITAL INC.
By:	/s/ Scott Rogan
	Name:	Scott Rogan
	Title:	Managing Director